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                                                                  EXHIBIT 99(c)

                               [PennFirst Letterhead]
                               ____________ __, 1997



To: Participants in the Employee Stock Ownership Plan of PennFirst Bancorp, Inc.


    As described in the enclosed materials, your proxy as a shareholder of PennFirst Bancorp, Inc. ("PennFirst") is being solicited in connection with an upcoming Special Meeting of Stockholders of PennFirst, at which stockholders of PennFirst will consider and vote upon a proposal to adopt an Agreement and Plan of Reorganization, dated as of September 16, 1996 (the "Merger Agreement"), by and between PennFirst and Troy Hill Bancorp, Inc. ("THB"), and a related Agreement of Merger, pursuant to which, among other things, THB will be merged into PennFirst (the "Merger"). If the Merger is approved and consummated, each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of PennFirst Common Stock allocated to your account under PennFirst's Employee Stock Ownership Plan (the "ESOP") will be voted.

    Enclosed with this letter is a Joint Proxy Statement/Prospectus, which describes the matter to be voted upon, a voting instruction ballot for the ESOP, which will permit you to vote the shares allocated to your account under the ESOP, and a stamped, pre-addressed return envelope. After you have reviewed the Joint Proxy Statement/Prospectus, I urge you to vote your shares in the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to Frank D. Martz, Senior Vice President of Operations and Secretary of PennFirst. Your voting instructions will remain completely confidential. Only Mr. Martz, who will tabulate the voting instructions, will have access to your ballot. Messrs. William B. Salsgiver, George William Blank, Jr., Herbert S. Skuba and Edmund C. Smith, as the trustees for the ESOP, will vote as directed the shares held in the ESOP. No other person associated with PennFirst will see the individual voting instructions.


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    If your voting instructions are not received, the shares allocated to your account will be voted in the same proportion as the shares under the ESOP have voted.

    Your Board of Directors has determined the Merger to be fair to and in the best interests of PennFirst and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    On behalf of the Board, I thank you for your attention to this important matter.

    Sincerely,


    Charlotte A. Zuschlag
    President and Chief Executive Officer

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                                                                  EXHIBIT 99(c)
                                                                     (CONT.)


                              PENNFIRST BANCORP, INC.
                          SPECIAL MEETING OF STOCKHOLDERS
                              ______________ ___, 1997


    The undersigned, as a holder of Common Stock of PennFirst Bancorp, Inc. ("PennFirst") pursuant to PennFirst's Employee Stock Ownership Plan (the "ESOP"), hereby instructs William B. Salsgiver, George William Blank, Jr., Herbert S. Skuba and Edmund C. Smith, as Trustees for the ESOP, to vote as designated on the reverse of this card all of the shares of Common Stock of PennFirst which the undersigned holds pursuant to the ESOP at the Special Meeting of Stockholders to be held at the Connoquenessing Country Club located at RD #2, Route 65, Ellwood City, Pennsylvania, on ________ __, 1997 at __:__ _.m., Eastern Time, or any adjournment thereof.

    SHARES OF COMMON STOCK OF PENNFIRST WILL BE VOTED AS SPECIFIED. IF YOU RETURN THIS BALLOT PROPERLY SIGNED BUT DO NOT OTHERWISE SPECIFY, SHARES HELD BY YOU PURSUANT TO THE ESOP WILL BE VOTED FOR THE PROPOSAL TO ADOPT AN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF SEPTEMBER 16, 1996, BY AND BETWEEN PENNFIRST AND TROY HILL BANCORP, INC., AND A RELATED AGREEMENT OF MERGER. IF YOU DO NOT RETURN THIS BALLOT, SHARES HELD BY YOU PURSUANT TO THE ESOP WILL BE VOTED IN THE SAME PROPORTION AS THE SHARES UNDER THE ESOP HAVE VOTED.

           IMPORTANT:  PLEASE DATE AND SIGN THIS BALLOT ON REVERSE SIDE.

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             PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLUE OR BLACK INK



                                                           I plan to attend
                                                           the meeting

                                                              / /


Proposal to adopt an Agreement and Plan of Reorganization, dated as of September 16, 1996, by and between PennFirst and Troy Hill Bancorp, Inc. ("THB"), and a related Agreement of Merger (together, the "Merger Agreement"), pursuant to which (i) THB will be merged into PennFirst (the "Merger"), with PennFirst as the surviving corporation of the Merger; and
(ii) each share of common stock of THB, par value $.01 per share ("THB Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law and shares held by PennFirst, THB or any of their respective subsidiaries) shall be converted into and represent the right to receive either (i) $21.15 in cash or (ii) a number of shares of PennFirst common stock, par value $.01 per share ("PennFirst Common Stock"), with a value equal to $21.15, as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price ("Average Share Price") of PennFirst Common Stock over the 20 trading day period ending on the date PennFirst and THB receive all requisite regulatory approvals and satisfy all applicable waiting periods related to the Merger.

                        FOR     AGAINST    ABSTAIN
                        / /       / /        / /

    THE BOARD OF DIRECTORS OF PENNFIRST RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS.


                                        Dated: __________________________, 1997

                                        Signature _____________________________

                                        Signature _____________________________
                                                        (print name)

                                        IMPORTANT:  Please sign your name
                                        exactly as it appears hereon.  When
                                        shares are held as joint tenants,
                                        either may sign.  When signing as an
                                        attorney, executor, administrator,
                                        trustee or guardian, add such title
                                        to your signature.